STATE OF WYOMING
Office of the Secretary of State

I, MAX MAXFIELD, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **China Health Care Corporation**
Old Name: **The Cavalier Group**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **13th** day of **May**, **2008**.


GREAT SEAL OF THE STATE OF WYOMING

Filed Date: 05/09/2008

Secretary of State

By: Jenny Kline